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The Board of Directors
General American Life Insurance Company



We consent to the use of our reports included herein on General American Life Insurance Company and on General American Separate Account Two and to the reference of our firm under the heading "Financial Statements" in the Registration Statement and Prospectus for General American Separate Account Two.


                              KPMG LLP


St. Louis, Missouri
June 11, 1999



N-4(6-03-99)